UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2008 (March 18, 2008)

POINT BLANK SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13112	11-3129361
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2102 SW 2nd Street, Pompano Beach, Florida	33069
(Address of principal executive office)	(Zip Code)

(954) 630-0900

(Registrant’s telephone number, including area code)

Not Applicable

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 18, 2008, Point Blank Solutions, Inc. (the “Company”), through a newly formed wholly-owned subsidiary, entered into a Limited Liability Company Agreement (the “Join Venture Agreement”) of LifeStone Materials, LLC (“LifeStone”) with a subsidiary of FMS Enterprises Migun Ltd. (“FMS”) to establish a strategic alliance between FMS and the Company for the primary purpose of designing, developing, manufacturing and selling woven fabric for use in soft body armor. In connection with the execution of the Joint Venture Agreement and the formation of LifeStone, the Company also entered into a Supply Agreement to purchase a portion of its woven fabric requirements from LifeStone.

Joint Venture Agreement

The terms and conditions of the Joint Venture Agreement authorize the formation of LifeStone as a limited liability company under the laws of the State of Delaware. Under the Joint Venture Agreement, each of the Company and FMS, through their respective subsidiaries, own 50% of the ownership interests of LifeStone. Upon the signing of the Joint Venture Agreement, each of the Company and FMS, through their respective subsidiaries, contributed to LifeStone $250,000 as a capital contribution and as a $2,500,000 loan. In addition, each of the Company and FMS, through their respective subsidiaries, have committed to provide LifeStone with up to an additional $250,000 prior to the one year anniversary of the execution of the Joint Venture Agreement. Further capital contributions will only be required upon the agreement of each of the Company and FMS.

Pursuant to the Joint Venture Agreement LifeStone will be managed by a board of managers (the “Board”). The Board will be composed of four managers. Each of the Company and FMS will have the right to appoint two individuals to serve on the Board. The initial managers are Larry Ellis, John Siemer, Daniel Blum and Avi Blum. Any action to be taken by the Board will require the affirmative vote of at least one of the managers elected by each party, except that with regard to any action to be taken in connection with a dispute between the joint venture and a member will only require the affirmative vote of one manager appointed by the other member. The day-to-day management of LifeStone will be handled by a Production Manager and Controller that are employees of LifeStone.

The Joint Venture Agreement provides that distributions of cash held by LifeStone will be made following each fiscal quarter to the Company and FMSS. Any distributions will first be made to the Company and FMS based on their outstanding loans made by the Company or FMS to LifeStone and to cover the Company and FMS’ tax obligations arising from their ownership in LifeStone. Thereafter, distributions will be made to the Company and FMS to cause their capital account to match their ownership percentage and then one-half to the Company and one-half to FMS. These distributions will only be made to the extent that the Board determines that LifeStone does not require the funds for operation or any contingent liability in the coming 12 months.

The Joint Venture Agreement provides that, among other circumstances, LifeStone may be dissolved upon a material breach of a party or upon the agreement of the Company and FMS.

Supply Agreement

The initial term of the Supply Agreement is thirty-six (36) months, and it will be automatically extended for indefinite one year periods, subject to LifeStone or the Company providing notice of termination six months prior to any renewal period. The Supply Agreement is a toll manufacturing agreement, in that the Company will purchase, and deliver to LifeStone, the yarn necessary to weave the products to be manufactured by LifeStone. LifeStone will then weave the yarn and make it available for pickup by the Company. The Supply Agreement provides that the Company is required to purchase a portion of its woven fabric requirements from LifeStone. During the term of the Supply Agreement, it may be terminated by LifeStone or the Company in the event the other has breached the Supply Agreement or both of the parties agree to terminate. A copy of this press release is furnished herewith as Exhibit 99.1.

A copy of the press release announcing the joint venture is furnished herewith as Exhibit 99.1.

Item	9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1 Press Release of the Company, dated March 18, 2008, regarding strategic joint venture with FMS Enterprises.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POINT BLANK SOLUTIONS, INC.

By:	/s/ John Siemer
Name:	John Siemer
Title:	Chief Operating Officer and Chief of Staff

Dated: March 21, 2008

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
99.1	Point Blank Solutions, Inc. Press Release, dated March 18, 2008, regarding strategic joint venture with FMS Enterprises